Exhibit (a)(5)(iii)

YRC Worldwide Seeks To Modify Teamsters Labor Contract

Overland Park, Kan., November 28, 2008—YRC Worldwide Inc. (Nasdaq: YRCW) announced today that its Yellow Transportation, Roadway, Holland and New Penn business units have reached a tentative agreement with the International Brotherhood of Teamsters to modify the current labor agreement for employees covered by the National Master Freight Agreement. Details surrounding the modification are expected to be available next week following further discussions with labor leadership and the affected employees.

Bill Zollars, Chairman, President and CEO of YRC Worldwide, commented, “We have already taken a number of steps to strengthen our financial position and improve both our profitability and our competitiveness, including the continued successful integration of Yellow Transportation and Roadway, the exchange of equity for notes through private transactions, modification of our non-union pension and retirement plans, sales of excess properties and, most recently, the commencement of a $100 million tender offer to purchase outstanding notes. While these efforts have been effective, the worsening macroeconomic crisis in America and the increasingly critical state of our industry mean that we must take additional measures.”

Zollars continued, “The industry decline in volumes and pricing is continuing in the current quarter, affecting our profits and cash flow and our ability to pay down debt from operating funds. The modification to the agreement, which we expect to be ratified in December, will establish a more competitive cost structure allowing us to accelerate our market share recovery and capitalize on opportunities for future growth, while at the same time, defending the long-term prospects and job security of our employees.”

“Extraordinary times call for extraordinary action,” said Mike Smid, President and CEO of YRC North American Transportation. “In that regard, our employees should be proud of the professionalism and seriousness that the Teamsters took on all fronts in their approach in reaching this tentative agreement. We look forward to continuing to work with them to protect the future of our employees and our company. At the end of the day, we have the interests of our employees and our customers in common, and together we are working hard to make our business more competitive and improve our position going forward.”

Certain statements in this news release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (each a “forward-looking statement”). Forward-looking statements include those preceded by, followed by or include the words “expect,” “will,” “allow” or similar expressions. The company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including (among others) the success of the company’s tender offer for outstanding notes, whether the employees covered by the National Master Freight Agreement ratify the modification to that agreement, inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, including (without limitation) those cost reduction opportunities arising from the combination of the sales, operations and networks of Yellow Transportation and Roadway, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation), the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the company’s reports filed with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2007.

About YRC Worldwide

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway, Reimer Express, YRC Logistics, New Penn, Holland, Reddaway and Glen Moore. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kan., YRC Worldwide employs approximately 58,000 people.

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Investor Contact:

Sheila Taylor

YRC Worldwide Inc.

913.696.6108

sheila.taylor@yrcw.com